EXHIBIT 10.12

                      TEXAS DEPARTMENT OF CRIMINAL JUSTICE
                                 PAROLE DIVISION

                         COMMUNITY RESIDENTIAL FACILITY
                        MANAGEMENT & OPERATIONS AGREEMENT

      THIS MANAGEMENT AND OPERATIONS AGREEMENT (as amended or supplemented as herein provided, the "Agreement") is made and entered into by and between THE TEXAS ALCOHOLISM FOUNDATION, INC., a duly organized CORPORATION of the State of Texas (CONTRACTOR), and the TEXAS DEPARTMENT OF CRIMINAL JUSTICE, PAROLE DIVISION, together with any successor to its functions, the "DEPARTMENT", which is an agency or department of the State of Texas.

                                   WITNESSETH:

      WHEREAS, DEPARTMENT desires that CONTRACTOR provide a community residential facility, with associated programs within the State of Texas for the housing, training, education, rehabilitation, and reformation of persons released on supervision pursuant to TEX. CODE CRIM. PRO. ANN. art. 42.18 (Vernon Supp. 1994-95): Section 14, Article 42.12, Code of Criminal Procedure, and Sections 493.009(e)(f), Texas Government Code; and shall be capable of housing a maximum daily population not to exceed 230 regular parole and mandatory supervision releasees, and 80 Substance Abuse Releasees, and CONTRACTOR desires to provide said facility;

      WHEREAS, CONTRACTOR agrees to serve:

            Offenders who have completed primary treatment at an In Prison Therapeutic Community ("IPTC") or Substance Abuse Felony Punishment Facility ("SAFPF") (Therapeutic Community ["TC"] resident);

      WHEREAS, CONTRACTOR agrees to make available to DEPARTMENT a community residential facility known as THE TEXAS HOUSE, located at 10950 BEAUMONT HIGHWAY, HOUSTON, TEXAS 77078, which CONTRACTOR has entered into a Management and Operations Agreement with DEPARTMENT.

      WHEREAS, all things have been done which are necessary to authorize the execution of this AGREEMENT and to constitute this AGREEMENT a valid contract of the parties hereto in accordance with its terms:

      NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter contained, and subject to the conditions herein set forth, the parties hereto covenant, agree, and bind themselves as follows:

                                  Page 1 of 40

                                   ARTICLE ONE

                         REPRESENTATIONS AND WARRANTIES

      1.1 REPRESENTATIONS OF CONTRACTOR. CONTRACTOR represents and warrants to and for the benefit of DEPARTMENT, with the intent that DEPARTMENT shall rely thereon for purposes of entering into this AGREEMENT, as follows:

            1.2.1 ORGANIZATION AND QUALIFICATION. CONTRACTOR has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas with power and authority to own or lease its properties and conduct its business as presently conducted. CONTRACTOR is duly qualified to do business in the State of Texas.

            1.2.2 AUTHORIZATION. This AGREEMENT has been duly authorized, executed, and delivered by CONTRACTOR and, assuming due execution and delivery by DEPARTMENT, constitutes a legal, valid, and binding agreement enforceable against CONTRACTOR in accordance with its terms.

            1.2.3 NO VIOLATION OF AGREEMENTS, ARTICLES OF INCORPORATION OR BYLAWS. The consummation of the transactions contemplated by this AGREEMENT and the fulfillment of the terms hereof shall not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, contract, governmental license or permit, or other agreement or instrument to which CONTRACTOR is a party or by which its properties are bound, or any order, rule, or regulation of any court or any regulatory body, administrative agency, or properties, except any such conflict, breach, or default which would not materially and adversely affect CONTRACTOR'S ability to perform its obligations under this AGREEMENT, and shall not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation (or other corresponding charter document) or Bylaws of CONTRACTOR.

            1.2.4 NO DEFAULTS UNDER AGREEMENTS. CONTRACTOR is not in default, nor is there any event in existence which, with notice or the passage of time or both, would constitute a default by CONTRACTOR, under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, contract, governmental license or permit, or other agreement or instrument to which it is a party or by which any of its properties are bound and which default would materially and adversely affect CONTRACTOR'S ability to perform its obligations under the AGREEMENT.

            1.2.5 COMPLIANCE WITH LAWS. Neither CONTRACTOR nor its officers and directors purporting to act on behalf of CONTRACTOR have been advised, and have no reason to believe, that CONTRACTOR or such officers and directors have not been conducting business in compliance with all applicable laws, rules, and regulations of the jurisdictions in which CONTRACTOR is conducting business including all safety laws and laws with respect to discrimination in hiring, promotion or pay of employees or other laws affecting employees generally, except where failure to be so in compliance would not materially and adversely affect CONTRACTOR'S ability to perform its obligations under this AGREEMENT.

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            1.2.6 NO LITIGATION. Except as previously disclosed in writing to
      DEPARTMENT'S Director of Specialized Supervision, there is not now pending or, to the knowledge of CONTRACTOR, any threatened action, suit, or proceeding to which CONTRACTOR is a party, before or by any court or governmental agency or body, which might result in any material adverse change in CONTRACTOR's ability to perform it obligations under this AGREEMENT, or any such action, suit, or proceeding related to environmental or civil rights matters; and no labor disturbance by the employees of CONTRACTOR exists or is imminent which might be expected to materially and adversely affect CONTRACTOR'S ability to perform it obligations under this AGREEMENT.

            1.2.7 TAXES. CONTRACTOR has filed all necessary federal, state, and foreign income and franchise tax returns and has paid all taxes as shown to be due thereon; and CONTRACTOR has no knowledge of any tax deficiency which has been or might be asserted against CONTRACTOR which would materially and adversely affect CONTRACTOR'S ability to perform its obligations under this AGREEMENT.

            1.2.8 FINANCIAL STATEMENTS. CONTRACTOR has delivered to DEPARTMENT copies of the following financial statements contained in its annual reports, with appended notes and summary of significant accounting policies which are an integral part of such statements: balance sheet at December 31, 1994 and statements of income, shareholders' equity, and changes in financial position of CONTRACTOR for the year ending December 31, 1994. Such financial statements fairly present the financial position of CONTRACTOR at the dates shown and the results of its operations for the periods covered, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as discussed in the notes to the financial statements.

            1.2.9 NO ADVERSE CHANGE. Since the date of CONTRACTOR'S most recent balance sheet provided to DEPARTMENT, there has not been any material adverse change in CONTRACTOR'S business or condition, nor has there been any change in the assets or liabilities or financial condition of CONTRACTOR from that reflected in such balance sheet which is material to CONTRACTOR'S ability to perform its obligations under this AGREEMENT.

            1.2.10 DISCLOSURE. There is no material fact which materially and adversely affects or in the future shall (so far as CONTRACTOR can now reasonably foresee) materially and adversely affect CONTRACTOR'S ability to perform its obligations under this AGREEMENT which has not been accurately set forth in this AGREEMENT or otherwise accurately disclosed in writing to DEPARTMENT by CONTRACTOR prior to the date hereof.

            1.2.11 REQUIRED DISCLOSURES BY CONTRACTOR

                  a. If any person who is an employee of, director of, or subcontractor for CONTRACTOR is required to register as a lobbyist under Texas Government Code, Chapter 305, at any time during the period of this contract, CONTRACTOR shall provide to DEPARTMENT timely copies of all reports filed with the Texas Ethics Commission as required by Chapter 305.

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                  b.    If any person who is an employee of, director of, or
                        subcontractor for CONTRACTOR is or becomes an elected official during the period of this contract, CONTRACTOR shall notify DEPARTMENT of that fact prior to execution of the contract or within ten days of the event, if the event causing the notification occurs during the period of the contract. For purposes of this section, "elected official" means a state legislator, a United States congressman or senator, or a member of the judiciary. For purposes of this section, a member of the judiciary means an individual who is elected and whose salary is paid pursuant to the Judiciary Article of The General Appropriations Act.

      1.3 REPRESENTATIONS OF DEPARTMENT. DEPARTMENT represents and warrants to and for the benefit of CONTRACTOR with the intent that CONTRACTOR shall rely thereon for purposes of entering into this AGREEMENT as follows:

            1.3.1 AUTHORIZATION. Pursuant to Article 42.18 of the Texas Code of Criminal Procedures, DEPARTMENT has the requisite power to enter into this AGREEMENT and perform its obligations hereunder and by proper action has duly authorized the execution, delivery, and performance hereof.

            1.3.2 NO VIOLATIONS OF AGREEMENTS. The consummation of the transactions contemplated by this AGREEMENT and the fulfillment of the terms hereof shall not conflict with, or result in a breach of any of the terms and provision of, or constitute a default under any other agreement or instrument to which DEPARTMENT is party or by which its properties, except any such conflict, breach, or default which would not materially and adversely affect DEPARTMENT'S ability to perform its obligations under this AGREEMENT.

            1.3.3 DISCLOSURE. There is no material fact which materially and adversely affects or in the future shall (so far as DEPARTMENT can now reasonably foresee) materially and adversely affect DEPARTMENT'S ability to perform its obligations under this AGREEMENT, which has not been accurately set forth in this AGREEMENT or otherwise accurately disclosed in writing to CONTRACTOR by DEPARTMENT prior to the date hereof.

                                   ARTICLE TWO

                             DESCRIPTION OF SERVICES

      2.01  CONTRACT PERIOD

      (a) The term of this Contract shall begin upon execution of the Contract and terminate on August 31, 1997.

      (b) DEPARTMENT shall have an option to renew the terms of this Contract, the exercise of which shall be evidenced by the giving by DEPARTMENT of at least 30 days prior written notice to CONTRACTOR.

                                  Page 4 of 40

      2.02 SCOPE OF SERVICES: CONTRACTOR agrees to provide the following substance abuse treatment services to TC residents:

      Phase I/TTC Residential: 60 MALE at $30.00/day to be located at a community residential facility known as THE TEXAS HOUSE, located at 10950 BEAUMONT HIGHWAY, HOUSTON, TX.

      Phase II/TTC Outpatient Counseling Individual Slots: 150 at $30.00 per hour, Group slots: 150 at $10.00 per hour to be provided at THE TEXAS HOUSE, located at 10950 BEAUMONT HIGHWAY, HOUSTON, TX.

      TC Relapse Detox Beds: 10 MALE at $88.00/day to be located at a community residential facility known as THE TEXAS HOUSE, located at 10950 BEAUMONT HIGHWAY, HOUSTON, TX.

      TC Relapse Residential Beds: 10 MALE at $45.00/day to be located at a community residential facility known as THE TEXAS HOUSE, located at 10950 BEAUMONT HIGHWAY, HOUSTON, TX.

      2.03 SAFETY REQUIREMENTS. CONTRACTOR shall maintain the physical plant in compliance with all applicable codes, including, but not limited to the National Electric Code, Uniform Plumbing Code, Uniform Mechanical Code, Uniform Building Code, National Fire Protection Association Life Safety Code 101, and local zoning ordinances. CONTRACTOR shall provide written documentation of compliance with these codes at the beginning of every fiscal year. Evidence shall consist of certificates from local health departments, Fire Marshal offices and building inspectors' offices. These certificates shall be forwarded to the Specialized Supervision Section of the Texas Department of Criminal Justice Parole Division, Austin, Texas. In addition, evidence or compliance shall be submitted to the Specialized Supervision Section upon receipt from the inspecting agency. When differences between applicable standards exist, the higher standard shall be followed.

      2.04  DEPARTMENT REQUIREMENTS.

            (a) The facility size shall meet the needs of the program and comfortably accommodate the number of residents it serves. The facility shall be kept clean and in good repair.

            (b) Provisions shall be made for sleeping space, lounge areas, rooms for group and individual counseling of residents, and office space for use by DEPARTMENT representatives while at the facility.

            (c) The number of square feet per occupant shall be in accordance with local building codes, but shall be at least 40 square feet per resident/bed in sleeping areas.

                  1. Closet space shall not be included in the 40 square foot living area.

                  2. Bathrooms, built in closets and hall space are not included in the 40 square foot requirements.

            (d) Each resident shall have access to an individual locked storage area or drawer for

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                  private articles. Locks shall be provided to all indigent
                  residents. A key to the storage area shall be provided to both the resident and the facility director.

            (e)   There shall be at least one toilet, with seats, for every ten
                  (10) residents of the facility. There shall be at least one wash basin for every six (6) residents of the facility. There shall be at least one shower or bathtub for every fifteen (15) residents of the facility. These ratios are based on the total facility capacity, regardless of the number of state residents. All of the bathroom facilities shall be maintained and in operating condition.

            (f) Adequate heat, air conditioning, light and ventilation shall be provided for in all rooms including hallways, bathrooms, bedrooms, dining rooms and activity rooms.

            (g) Separate activity rooms shall be large enough to accommodate all residents in the facility for the purpose of meetings and recreational activities, such as TV, radio, library, table games, game room, etc.; weight room shall be separate to allow for noninterference of activities. Seating shall be available for all residents wanting to participate in activities. Smaller rooms shall be allowed to accommodate fewer people as long as all residents have the equal opportunity to attend meetings or recreational activities.

            (h) CONTRACTOR shall have access to an outside recreational area for activities such as basketball, volleyball, etc.

            (i) CONTRACTOR shall have an established emergency fire plan and written procedures for the safe evacuation of residents and staff. Each new resident shall be briefed on evacuation procedures during intake. Written emergency fire exit plans shall be posted in all major meeting rooms, dining rooms and hallways. Monthly fire drills shall take place with written documentation to include the time, date, amount of time to evacuate the building, and the number of residents evacuated, along with problem areas found during the evacuation procedure. This report shall be signed by CONTRACTOR'S employees conducting the drill. Monthly fire drills require the evacuation for the entire facility. It shall be CONTRACTOR'S responsibility to obtain the NFPA Life Safety Code.

            (j) Extension cords shall not be used as a substitute for fixed wiring.

            (k) CONTRACTOR shall complete an injury report as provided by DEPARTMENT on all resident injuries if the injury results in one full days' loss of work or programmatic activity, following the day of the accident, and/or that results in medical treatment. First aid shall not be deemed medical treatment. CONTRACTOR shall complete the form within 48 hours of the injury and forward it to DEPARTMENT'S assigned employee representative.

            (l) CONTRACTOR shall maintain compliance with TCADA licensure standards. In the

                                  Page 6 of 40

                  event that DEPARTMENT'S Contract requirements conflict with TCADA facility licensure standards, DEPARTMENT'S Contract requirements shall prevail.

      2.05  FURNITURE.

            (a) CONTRACTOR shall furnish the facility with the appropriate furniture for the number of residents projected for placement in the facility.

            (b) At a minimum, the resident shall be provided proper bedding and storage space for clothing and personal articles. The storage space shall accommodate hanging and folded clothing.

      2.06  CLOTHING AND NECESSITIES.

            (a) CONTRACTOR shall ensure indigent residents are provided with clothing that is appropriate for the weather at no cost to the resident.

            (b) All clothing shall meet the needs of the resident regardless of gender and should accommodate necessary daily wear/usage. A minimum of two complete changes of clothing shall be issued to indigent residents.

            (c) Any indigent resident released from a facility during the cold weather shall be provided with clothing appropriate for the weather at no cost to the resident.

            (d) If a resident is indigent, CONTRACTOR shall provide to the resident toiletries and hygiene items at no cost to the resident.

            (e) CONTRACTOR shall have written policies and procedures for the disposition of property of residents who terminate from the facility without receiving their property.

      2.07  LAUNDRY FACILITIES

            (a) CONTRACTOR shall provide laundry facilities for all indigent residents of the facility at no charge to the residents.

            (b) CONTRACTOR shall provide the facility with operable washers and dryers.

            (c)   Detergent shall be provided by CONTRACTOR to all residents.

            (d) CONTRACTOR shall be responsible for the issuance of clean linen, bath and hand towels at the moment of the residents' arrival in the facility. The resident's clothes, towels and linen shall be laundered on a regular basis. Laundering operations shall be based on the facility set up.

            (e)   No linen deposit/fees may be charged to residents.

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            (f)   Pillows and mattresses shall be sanitized with chemicals
                  approved by the Texas Department of Health for sanitizing bedding before being reissued to a newly received resident.

            (g) CONTRACTOR shall provide DEPARTMENT with a description of any laundry services provided for residents of the facility along with a detailed accounting of all income derived from such services (i.e., coin operated vendor machines). CONTRACTOR shall forward to DEPARTMENT, via separate check, the income from such laundry services. CONTRACTOR may establish a welfare fund, whereby income derived from such services shall be deposited into this fund and utilized to benefit the welfare of all residents. Any purchase from the welfare fund that amounts to $500.00 or more shall be approved by DEPARTMENT. In the event CONTRACTOR has additional funding sources, any income shall be allocated according to the proportion of DEPARTMENT residents to total residents. CONTRACTOR shall submit a written cost allocation plan to DEPARTMENT for its approval.

      2.08  FOOD SERVICE.

            (a) CONTRACTOR shall comply with the Texas Department of Health Rules for Food Services Sanitation. Food services, including meal planning, staffing, costs, and records shall be in accordance with the operating plan.

            (b) CONTRACTOR shall plan and post menus in advance, and have them reviewed and approved by a registered dietitian or physician.

                  1. All meals shall meet the Recommended Daily Allowance requirements as outlined by the Texas Department of Health.

                  2. All meals shall be of sufficient portions to meet the needs of the resident as defined by a registered dietitian.

            (c) All meals shall be prepared each day for the full term of the contract.

            (d) CONTRACTOR shall be responsible for preparing and providing three (3) meals per day per resident; provided however, that CONTRACTOR may provide brunch and dinner on weekends and national holidays.

            (e) Special diets shall be available to residents as prescribed by appropriate medical or dental personnel and meet recommended Daily Allowance requirements, unless otherwise specified by a physician and/or dentist.

            (f) Special diets for residents whose religious beliefs require the adherence to universally recognized religious dietary laws shall be provided.

                                  Page 8 of 40

            (g) CONTRACTOR shall provide DEPARTMENT with a description of any food services provided for residents of the facility along with a detailed accounting of all income derived from such services (i.e., coin operated vendor machines). CONTRACTOR shall forward to DEPARTMENT, via separate check, the income from such food services. CONTRACTOR may establish a welfare fund, whereby income derived from such services shall be deposited into this fund and utilized to benefit the welfare of all residents. Any purchase from the welfare fund that amounts to $500.00 or more shall be approved by DEPARTMENT. In the event CONTRACTOR has additional funding sources, any income shall be allocated according to the proportion of DEPARTMENT residents to total residents. CONTRACTOR shall submit a written cost allocation plan to DEPARTMENT for its approval.

      2.09  MEDICAL CARE SERVICES.

            (a) State certification and licensing requirements shall apply to all health care personnel responsible for dispensing medical services to state residents. These requirements shall be in accordance with the operating plan.

            (b) CONTRACTOR shall provide each shift with one employee certified in standard first aid procedures and cardiopulmonary resuscitation (CPR) certified.

            (c) CONTRACTOR shall have written emergency medical plans which are communicated to all facility employees and residents.

            (d) CONTRACTOR shall have sufficient first aid supplies and equipment adequately maintained at all times to support the overall medical treatment requirements of the assigned state resident population.

            (e) Medical first aid supplies and equipment shall be maintained in accordance with prescribed standards recognized or approved by a licensed, recognized health authority.

                  1. The recognized health authority or organization shall have the expertise to evaluate, assess, and determine the potential need or conditions of the required first aid supplies and equipment.

                  2. CONTRACTOR shall implement an inventory management system to ensure that first aid equipment and supplies are adequately replaced and replenished in accordance with CONTRACTOR'S established policy.

            (f) CONTRACTOR shall have and implement written policies that set forth required procedural guidelines to be followed in the administration and management of all resident medication:

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                  1.    Policy guidelines shall govern the standards for
                        storage, security, monitoring, dispensing, self-administration and maintaining administrative control and accountability of all medication.

                  2. Administrative control and accountability procedures shall require a written record providing the name of the resident, date, time, name and dosage of medication, and name and signature of the employee of CONTRACTOR witnessing the self-administration of medication.

                  3. Medication shall only be monitored and recorded by an employee of CONTRACTOR who is authorized to monitor medication and to record the dispensation of medication.

                  4. CONTRACTOR may propose a "keep on person" medication policy. Such policy shall be approved by DEPARTMENT.

            (g) All medication shall be secured in a suitable locked container and control records shall be audited by CONTRACTOR on a monthly basis.

            (h) Residents shall be provided their medication upon release. In the event a resident is released from the facility without their medication, the medication shall be disposed of in accordance with state standards. The disposition of the medication shall be witnessed and documented on the resident's medical log sheet.

            (i) CONTRACTOR shall immediately notify DEPARTMENT upon a residents hospital admission.

            (j) CONTRACTOR shall have written policies and procedures for the prompt notification of the resident's next of kin in case of serious illness, surgery, injury, or death. CONTRACTOR shall comply with DEPARTMENT'S policy regarding death of a resident. A death in the facility shall be immediately reported to DEPARTMENT and to the proper local authorities.

            (k) CONTRACTOR shall not use residents for medical, pharmaceutical, or cosmetic experiments.

      2.10 MEDICAL - TEX. HEALTH AND SAFETY CODE ART. 85.112, 85.113 AND 85.114.

            (a) CONTRACTOR shall develop workplace guidelines which address HIV policies, confidentiality, and employee/resident education programs. The guidelines shall, at a minimum, incorporate the model workplace guidelines developed by the Texas Department of Health, or mirror the guidelines adopted by DEPARTMENT. CONTRACTOR shall maintain the written policies and guidelines at the facility site.

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            (b)   CONTRACTOR shall develop confidentiality guidelines regarding
                  AIDS and HIV medical information for employees and residents. The policies shall be consistent with guidelines published by the Texas Department of Health and with state and federal laws and regulations.

            (c) Educational programs regarding HIV/AIDS shall be provided to all employees and residents on a routine basis. These programs shall be based on the model education program created by the Texas Department of Health. The education program developed by CONTRACTOR shall be tailored to meet the needs of all employees and residents, "including the use of Braille or telecommunications devices for the deaf". The HIV education and prevention programs shall also be tailored to address the needs of persons with physical or mental disabilities.

            (d) CONTRACTOR shall not be eligible to receive state funds until compliance with these provisions has been met.

            (e) CONTRACTOR shall provide DEPARTMENT with copies of the above-stated policies/programs at the beginning of the contract year.

            (f) CONTRACTOR shall develop and maintain a certificate of completion to be issued and maintained in the files of employees and residents who have completed HIV/AlDS education.

      2.11  TRANSPORTATION

            (a) The facility shall be located within one (1) mile of public transportation routes which are accessible to employment, community treatment facilities, such as mental health, alcohol, and drug treatment centers, and other supportive resources.

            (b) If a resident is indigent, CONTRACTOR shall provide either transportation fare or transportation for the resident for employment purposes or community referrals.

            (c) All vehicles used for the purpose of resident transportation shall be covered by automobile liability insurance in such amounts and covering such risks and hazards as set forth under state law. Verification of automobile liability insurance shall be maintained at the facility.

            (d) In the event DEPARTMENT requires CONTRACTOR to transport a resident to or from a specific destination, in a county other than the county in which the facility is located, DEPARTMENT shall reimburse CONTRACTOR $.28/mile for mileage to and from the specified destination. Mileage reimbursement shall be based on "The Official State Mileage Guide". CONTRACTOR shall develop a transportation log to include, at a minimum:
                  Destination, Client name and number, purpose of trip, beginning and ending mileage to each point. This log shall be attached to the BM29 each month in order to be reimbursed.

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      2.12  DATA PROCESSING SERVICES/TELECOMMUNICATIONS.

            (a) CONTRACTOR, in cooperation with DEPARTMENT, shall utilize compatible equipment to connect to DEPARTMENT'S IBM mainframe and CONTRACTOR shall be responsible for all costs so incurred. The parties shall establish a reasonable cost for ongoing maintenance of such connection. In the event, CONTRACTOR is unable to connect to DEPARTMENT'S IBM mainframe, DEPARTMENT and CONTRACTOR shall establish an alternate resolution.

            (b) CONTRACTOR shall provide DEPARTMENT with a description of any telephone services provided for residents of the facility along with a detailed accounting of all income derived from such services. CONTRACTOR shall forward to DEPARTMENT, via separate check, income less expenses, for such resident telephone services. CONTRACTOR may establish a welfare fund, whereby income derived from such services shall be deposited into this fund and utilized to benefit the welfare of all residents. Any purchase from the welfare fund that amounts to $500.00 or more shall be approved by DEPARTMENT. In the event CONTRACTOR has additional funding sources, the income shall be allocated according to the proportion of DEPARTMENT residents to total residents. CONTRACTOR shall submit a written cost allocation plan to DEPARTMENT for its approval.

      2.13  RESIDENT FUNDS

            (a) CONTRACTOR shall have written policies and procedures to govern the operation of any fund established for the residents, including the amount of money residents may have on their person.

            (b) CONTRACTOR shall have written policies and procedures requiring all employed residents meet with the employment counselor within one week of hire and establish a budget which outlines the resident's proposed income, fee payments, and mandatory savings participation requirements. Each employed payments, and mandatory savings participation requirements. Each employed resident shall be instructed that they are to deposit and maintain a minimum of 10% of their gross income each pay period in a financial institution or facility savings account.

            (c) The personal funds of the resident held by CONTRACTOR shall be controlled by generally accepted accounting principles.

            (d) CONTRACTOR shall comply with the established polices and procedures which prohibit financial transactions between residents. Any exception shall be submitted to DEPARTMENT for review and approval.

            (e) All funds left behind or abandoned in the facility by residents for a period of three (3) years shall be deposited with the office of the State Treasurer, no more than fifteen
                  (15) days following the expiration of said period.

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      2.14  PROGRAM DESCRIPTION

            (a) Contract shall perform all services for Therapeutic Community clients as required by Addendum B. CONTRACTOR shall serve all eligible persons referred by DEPARTMENT or the local Community Supervision and Corrections Department.

            (b) (For HWH residents), CONTRACTOR shall provide housing, supervision, and programming to halfway house residents. The CONTRACTOR shall provide programs and treatment. The programming shall consist of:

                  ORIENTATION: All residents entering the Texas House shall complete a three day orientation process that includes the following:

                  1)    Intake with a counselor;
                  2) Evaluation of any medical problem and referral for medical or psychological assistance;
                  3)    Orientation to the Texas House rules and regulations;
                  4) Referral to appropriate agencies for social security card, identification card, driver's license, medical card, clothing, etc.;
                  5)    Assignment to a primary counselor; and
                  6)    Explanation of evacuation procedures for fire drills.

                  HOUSE PHASE: After orientation, the resident enters the seven day house phase program consisting of required attendance at the following classes:

                  Living Skills - 7 hours, topics include but are not limited to the following:

                  1) Budgeting, banking, establishing credit, checking and savings accounts;
                  2)    Housing in Houston;
                  3)    Information/education on AIDS;
                  4)    Health and nutrition;
                  5)    Relationships and interaction with family and peers;
                  6)    Transportation in Houston;
                  7)    Insurance-Health, Life, and Car;
                  8)    Goal setting;
                  9)    Parenting skills;
                  10)   Overcoming fear of success;
                  11)   Communication skills;
                  12)   Self Concept;
                  13)   Boundaries; and
                  14)   Maturity.

                  Job Search - 7 hours, topics include but are not limited to:
                  1)    Evaluation of job skills;
                  2)    Appropriate attire for job search;
                  3)    Assertiveness training;
                  4)    Applications and resumes;

                  5)    Interviews - includes role playing;
                  6)    Telephone skills;
                  7)    Expectations of an employer;
                  8)    Information on Project Rio, community resources and
                         vocational school;
                  9)    Education firms on seeking and securing employment.
                  10)   Texas House staff shall also develop job leads and
                         employment opportunities.
                  11)   Labor Pools;
                  12)   Your expectations of an employer;
                  13)   Sign-out procedures;
                  14)   How to handle rejection.

                  Emotional Awareness - 7 hours, topics include but are not limited to:
                  1)    Attitudes;
                  2)    Reactions;
                  3)    Responsibilities;
                  4)    Coping strategies;
                  5)    Anger;
                  6)    Depression;
                  7)    Positive reinforcement;
                  8)    Guilt;
                  9)    Self Worth;
                  10)   Feelings;
                  11)   Violence;
                  12)   Pride;
                  13)   Negativity;
                  14)   Aggressiveness.

                  At this time, the resident shall begin attendance of classes stipulated as a condition of their parole, or assessed as a problem area on intake. The special therapy groups include one-to-one counseling sessions, and therapy groups for sex offenders. Residents identified with substance abuse problems shall be referred to appropriate resources, or at a minimum the facility shall conduct AA or self help groups. All in house counseling sessions shall be one hour in length. Basic education, Emotional Healing, and G.E.D. two hours twice a week.

                  Job Seeking Phase - Upon completion of house phase, residents then enter the job seeking phase of the program. The resident is referred to Project Rio and the Texas Employment Commission for job referrals. The resident is required to submit daily job verification sheets to his primary counselor. The Counselor shall periodically verify job contacts, monitor the progress of the resident and give guidance and support as needed.

                  Residents shall continue to attend programming weekly as stipulated of their parole and/or assessed as a problem area on intake. Resident shall also continue to receive one-to-one counseling, attend sex offenders group if assessed, attend Basic Education and G.E.D. classes, and four hours of living skills classes. All counseling sessions shall be one hour in length.

                  Work Phase - Upon obtaining employment, the residents shall be assessed 25% of their gross salary. Residents shall continue to receive one-to-one counseling weekly, attend programming as stipulated of their parole and/or assessed as a problem area on intake. Resident also continues to attend sex offenders group if assessed, and Basic Education and G.E.D. classes. All counseling sessions shall be one hour in length. Residents shall not be required to attend living skills groups once employed and paying assessments.

                  SPECIAL NEEDS PROGRAM (FOR HWH RESIDENTS): CONTRACTOR shall provide housing, supervision, and programming to "special needs" offenders.

                  1. Special needs offenders for the purpose of this contract are defined as mentally ill, mentally retarded, emotionally disturbed, and/or physically disabled offenders.

                        During placement and intake, special needs residents shall be identified. The Texas House employs a part-time psychiatrist, and a part-time physician.

                        Classes and group for the special needs residents are held daily. These include, but are not limited to:

                        Personal hygiene; Social Security: HIV/AIDS education; budgeting; health and nutrition information; group sessions with the clinical psychologist; feelings groups and planning for the future; goals setting; and community resources.

                        Special needs residents do not normally follow the program for the general resident population, and would not be subject to compliance with that program. If they are able, as determined by the staff, they would be required to follow the general resident program.

            (c) Basic Education and GED classes are open to all residents of the Texas House.

            (d) The placement of residents shall be at the discretion of DEPARTMENT.

            (e) CONTRACTOR'S failure to accept a referral may result in the discontinuance of placements in the facility.

      2.15  RESIDENT PARTICIPATION IN PROGRAMS.

      Resident participation in any program, especially educational and vocational programs, offered by CONTRACTOR and required by DEPARTMENT, shall not be contingent upon the resident applying or qualifying for financial assistance in the form of grants, such as Pell grants, or loans.

      2.16 REQUIREMENTS FOR VOCATIONAL AND EDUCATIONAL PROGRAMS FOR REGULAR PAROLE AND MANDATORY SUPERVISION RESIDENTS.

            CONTRACTOR shall develop and write curriculum for vocational and educational programs. Vocational programs shall be relative to the job market. DEPARTMENT shall review the curriculum developed by CONTRACTOR.

      2.17  INTAKE REQUIREMENTS

            For HWH Residents:

            (a) CONTRACTOR shall have written policies and procedures regarding intake for residents. CONTRACTOR shall be required to complete a written individualized assessment for each resident. Information utilized to complete the assessment shall include, but not limited to, information received from resident interviews, case histories and special conditions.

            (b) The individualized assessment shall identify objectives to be accomplished while at the facility. The facility shall ensure residents receive appropriate programming and/or referrals for assessed needs.

            (c) The assessment shall be completed within 3 WORKING DAYS of the resident's arrival at the facility.

            (d) CONTRACTOR shall photograph each resident during intake, and maintain the photograph in the resident's file (for regular parole and mandatory supervision residents).

      For TC Clients:

            (e) CONTRACTOR shall have written polices and procedures regarding intake for clients. The established policies shall be in compliance with licensure standards required by the TCADA.

            (f) CONTRACTOR shall be required to complete a comprehensive client assessment for each client for every level of service provided. Information utilized to complete the assessment shall include, but not limited to, information received from client interviews, case histories, special conditions and initial transition planning meetings. This assessment shall be in compliance with licensure standards required by the TCADA.

            (g) CONTRACTOR shall establish an individual treatment plan for each client in order to identify objectives to be accomplished while at the facility, which treatment plan shall be completed as required by the TCADA licensure standard, with such plan signed and dated by the facility employee and client. CONTRACTOR shall ensure clients receive appropriate programming and/or referrals for assessed needs.

      For HWH and TC Clients:

            (h) The individual program plan shall be signed and dated by a facility employee and the resident.

            (i)   Intake fees/deposits are strictly prohibited.

      2.18  TERMINATION OF RESIDENT

            (a) CONTRACTOR shall not terminate a resident without the prior knowledge and consent of DEPARTMENT, UNLESS THE RESIDENT POSES A PHYSICAL THREAT TO CONTRACTOR'S EMPLOYEES AND/OR other residents. In the event a resident poses a physical threat to CONTRACTOR'S employees, other residents and has committed a criminal offense, the local law enforcement authority shall be contacted and requested to arrest the resident for the criminal offense. If local law enforcement shall not assist, the resident may be terminated. Notification under these circumstances (when the resident poses a physical threat) shall be immediately provided to DEPARTMENT via telephone communication with a DEPARTMENT representative or local Community Supervision and Corrections Department (CSCD) representative (for Community Supervision residents).

            (b) If a resident fails to arrive at, or return to the facility, CONTRACTOR shall notify the appropriate DEPARTMENT or local Community Supervision and Corrections Department (CSCD) representative (for Community Supervision residents).

      2.19  AFTERCARE PLANNING

            (a) For halfway house residents, CONTRACTOR shall formulate an aftercare/residential plan for each resident within 7 working days of the residents arrival. This plan shall be completed in accordance with the established policies and procedures for intake. In the absence of suitable family support, CONTRACTOR and resident shall develop an independent living plan.

            (b) For TC residents, CONTRACTOR shall formulate an aftercare/ residential plan, in coordination with all transition team members, for each resident within 7 working days of the residents arrival. This plan shall be completed in accordance with the established policies and procedures for intake. In the absence of suitable family support, CONTRACTOR, resident, and transition team members shall develop an independent living plan.

            (c) The Aftercare plan shall be updated every 30 days or as changes occur.

      2.20  DISCIPLINARY PROCEDURES

            (a) CONTRACTOR shall establish written "Disciplinary Procedures", approved by DEPARTMENT, to include the processing of violations and graduated sanctions which may be imposed.

            (b) Each resident shall be informed of the disciplinary procedures and provided with a copy of the procedures at intake.

            (c) CONTRACTOR shall provide DEPARTMENT with reports and recommended sanctions in the event a resident commits a violation.

            (d) CONTRACTOR shall maintain a master file of all disciplinary reports and action taken.

      2.21  GRIEVANCE PROCEDURE

            (a) CONTRACTOR shall have a written resident grievance procedure, approved by DEPARTMENT, which procedure shall be provided to all residents at intake. CONTRACTOR shall adopt DEPARTMENT'S grievance procedure upon establishment and certification of such procedures. At a minimum, the procedure shall utilize a two step process.

            (b)   This procedure shall include provisions for the following:

                  1. Written response by CONTRACTOR to all grievances, including the reasons for the decision and signed receipt from the resident indicating receipt of the decision;

                  2.    CONTRACTOR to respond within a ten day time frame;

                  3.    supervisory review of grievance;

                  4. access to grievance forms by all residents without staff assistance, with a guarantee against reprisals; and

                  5.    process by which residents can appeal the decision.

            (c) CONTRACTOR shall maintain a master file of all grievances filed, and the action taken.

                                  ARTICLE THREE

                               FACILITY OPERATION

      3.01  POLICIES AND PROCEDURES

            (a) CONTRACTOR shall have written policies and procedures to govern the total operation of the facility. Policies and procedures cannot conflict with contractual obligations or the policies and procedures of DEPARTMENT.

            (b) Policies and procedures shall be submitted to DEPARTMENT at the beginning of the contract year for review and approval.

            (c) Any revision which alters such policies and procedures shall be submitted to DEPARTMENT for approval immediately upon development and prior to implementation.

            (d) CONTRACTOR shall comply with all procedures and guidelines as defined by DEPARTMENT.

            (e) For TC clients, CONTRACTOR shall have and maintain a TCADA facility license for the services contracted for with the DEPARTMENT to receive payments for those services under this contract. CONTRACTOR shall not deliver, bill, or provide services until the TCADA license is received and all licensure requirements have been met. In the event DEPARTMENT rules conflict with TCADA rules, DEPARTMENT rules shall prevail.

      3.02  SELF-MONITORING

            (a) CONTRACTOR shall provide written policies and procedures which shall be used to facilitate evaluation and monitoring of the facility and its operation. The policies and procedures shall include:

                  1.    Reporting procedures;
                  2.    Frequency of reporting; and
                  3.    Subject-matter reported.

            (b) An audit system providing quarterly and periodic assessment of required facility operations shall reveal the degree of compliance with CONTRACTORS policies and procedures. CONTRACTOR shall forward copies of their quarterly assessments to DEPARTMENT, no later than the 15th of the month following the quarter.

            (c) The internal administrative audit conducted by CONTRACTOR shall exist apart from any external or continuing audit conducted by DEPARTMENT or any other agency.

            (d) If community service work is provided, CONTRACTOR shall maintain a community service work project log which shall include dates, times, location, work performed, and the residents/facility employees assigned to the project. All community service work projects shall have prior approval of DEPARTMENT.

      3.03  FACILITY AUDITS/INSPECTIONS

            (a) Facility audits may be conducted by DEPARTMENT at any time and CONTRACTOR shall provide access to all areas of the facility. Inspections may be conducted on a monthly basis by DEPARTMENT Contract Monitor.

            (b) DEPARTMENT has the right to examine and audit all books, records, correspondence, etc., of CONTRACTOR, subcontractors, and all related parties and CONTRACTOR agrees to provide DEPARTMENT copies of all documents, if so requested.

            (c) CONTRACTOR shall receive from DEPARTMENT a written report noting any deficiencies and required corrective actions after any audit, monitoring or inspection, within fifteen (15) days thereafter CONTRACTOR shall submit a plan to correct deficiencies indicating action to be taken, and time frames for full compliance provided, however, that all deficiencies shall be corrected within ninety days from the report or as otherwise required therein.

            (d) At the end of the specified time frame, CONTRACTOR may again be audited/inspected and if the deficiencies have not been corrected or continue to recur, DEPARTMENT shall consider it an Event of Default by CONTRACTOR and shall pursue remedies as outlined in Section 5.02.

            (e) CONTRACTOR'S failure to comply with contractual terms and conditions, resulting in a breach of security or health and safety standards may result in the immediate cancellation of the contract.

            (f) Upon its receipt of audit/monitoring reports that are conducted by other agencies or organizations, thereafter, CONTRACTOR shall provide copies thereof to DEPARTMENT within 30 days thereafter.

      3.04  FINANCIAL RECORDS

            (a) All records and documents pertinent to the services contracted hereunder shall be kept for a minimum of three years and 90 days after the termination hereof. If any litigation, claim, or audit involving these records begins before the retention period expires, CONTRACTOR must continue to retain said records and documents until all litigation, claims, or audit findings are resolved, meaning that there is a final court order from which no further appeal may be made, or a written agreement is entered into between DEPARTMENT and CONTRACTOR.

            (b) Each resident referred to the facility by the Parole Division shall be assessed 25% of their gross monthly income to the program to reduce state costs. Residents referred to the facility by the Community Justice Assistance Division or local Community Supervision and Corrections Department shall pay the 25% assessment if a court order exists. This amount shall be deducted from the amount paid to CONTRACTOR for that month. The 25% assessment shall be rounded to the nearest dollar amount. The 25% assessment shall be collected and accounted for in accordance with CONTRACTOR'S established policies and procedures.

            (c)   All income shall be included in the 25% assessment.

            (d) CONTRACTOR shall collect the 25% assessment from the resident and maintain records in accordance with generally accepted accounting principles.

            (e) CONTRACTOR shall insure that 25% of any and all income to residents is credited to the state on the monthly billing.

            (f) No resident receiving income shall be exempt from paying the 25%, except as noted in 3.04(b) above.

            (g) CONTRACTOR shall submit HWH billing information to the Huntsville Specialized Supervision office and TC billing information to accounts payable, Specialized Supervision - Austin.

            (h) CONTRACTOR shall submit to DEPARTMENT, with its monthly billing, the names of residents who fail to pay 25%, the reason for non-payment, and the action taken by CONTRACTOR.

            (i) CONTRACTOR shall credit 25% to the State when the resident's failure to pay can be attributed to CONTRACTOR by DEPARTMENT. This adjustment shall be credited to DEPARTMENT on the subsequent payment due to CONTRACTOR.

            (j) CONTRACTOR shall maintain a roster of resident names and DEPARTMENT numbers (TDCJ and/or SID) of all working residents, the employer name, work begin date, work termination date, and hourly wages/salaries. The roster shall include 25% assessments collected by CONTRACTOR based on the resident's gross pay or income for the period.

            (k) CONTRACTOR shall use its best efforts to determine actual wages earned by residents. However, if CONTRACTOR is unable to provide proof of the number of hours worked and wages earned by resident, the 25% credit to the State shall be calculated as 8 hours X prevailing minimum wage ($4.25 as of 9/1/95).

            (l) CONTRACTOR shall utilize the instructions and forms as noted in Addendum A for processing billing and collection of the 25% assessment for TC clients.

      3.05  RESIDENT MONITORING

            (a) Appropriate safeguards shall be established to enable CONTRACTOR to monitor the whereabouts of each resident at all times. CONTRACTOR shall establish written policies and procedures regarding egress and ingress to the facility and shall provide same to residents upon intake.

            (b) Residents shall only be allowed to leave the facility under the following conditions:

                  1.    When going to or from:

                        (a)   approved job interview;
                        (b)   approved job search;
                        (c)   approved employment;
                        (d)   family visitation;
                        (e)   church services;
                        (f)   recreational functions; and
                        (g) social service agencies to conduct business regarding family matters, and any other approved outings that may necessitate the resident being away from the facility; provided, however, that CONTRACTOR shall in all events remain mindful that degree of unescorted access to the community must be guided by community attitudes regarding this matter.

                  2. The degree of unescorted access to the community shall be dependent upon community attitudes reporting this matter.

                  3. CONTRACTOR shall periodically verify the resident's location as indicated on the sign-in/sign-out sheet. Verification shall include, but not be limited to, job search activity and resident pass location.

                  4. CONTRACTOR shall utilize the written pass policy in accordance with CONTRACTOR'S established procedures. Residents shall be advised of this policy at intake. Residents may be allowed to receive overnight passes with the approval of DEPARTMENT (for regular parole and mandatory supervision) or the transition team (for TC residents) which shall have at least one representative from DEPARTMENT or local Community Supervision and Corrections Department.

                  5. CONTRACTOR shall establish and utilize mandatory sign-in/sign-out procedure which shall include:

                        a) the time the resident leaves the facility and returns to the facility.
                        b) the resident's destination, including the name, address, and telephone number of the destination; and
                        c) an authorized signature by the facility staff member.

                        Sign-in/Sign-out sheets shall be maintained in a log and/or in the individual residents record.

                  6. CONTRACTOR shall develop and implement a daily system for physically counting all residents assigned to the facility assuring strict accountability for residents who are working, going to school, on approved passes and participating in Community Service work and that at least one resident count access per shift. Documentation of this system shall be kept by CONTRACTOR.

                  7. CONTRACTOR shall not bill DEPARTMENT for the day the resident is admitted to the hospital or taken into custody by law enforcement officials, or any day thereafter until returned to the facility.

                  8. Residents on pass in excess of 48 hours shall be for billing purposes, terminated and then readmitted upon their return.

                  9. CONTRACTOR shall ensure employers are notified of resident's parole/mandatory status and the nature of their instant offense and criminal history.

      3.06  VISITATION

            (a) CONTRACTOR shall provide a designated area for family visitation. This designated area shall accommodate visitors and also provide shelter in inclement weather.

            (b) Family visits shall be allowed in accordance with CONTRACTOR's established policy.

      3.07  STAFFING

            (a) CONTRACTOR shall have written job descriptions which describe duties for all employees working in the facility.

            (b) EMPLOYEE BACKGROUND INVESTIGATION. A background investigation shall be made by CONTRACTOR of each employee (including consultants and independent contractors and their employees and agents who work on a routine basis at the facility) prior to being hired by CONTRACTOR for assignment to a facility, the results of which investigation shall be made available to DEPARTMENT upon request. Background investigation shall include NCIC and TCIC record checks.

            (c) CONTRACTOR shall hire no upper level management personnel (Facility Director/Director of Security/Director of Programs) without prior approval of DEPARTMENT, which approval shall not be unreasonably withheld.

            (d) FACILITY DIRECTOR: The minimum background requirement for qualification to serve as a chief operating officer shall be:

                  1. A baccalaureate degree in one of the social or behavioral sciences, Criminal Justice/Law Enforcement, or related field and two years supervisory experience with a social service agency; or

                  2. Four years experience in social services at the supervisory level; or

                  3. Approval by the Director of Specialized Supervision or designee.

            (e)   COUNSELOR/EMPLOYMENT COUNSELOR:

                  1. A baccalaureate degree in one of the social or behavioral sciences; or

                  2.    Two years full-time prior experience as a counselor; or

                  3. Approval by the Director of Specialized Supervision or designee.

            (f)   RESIDENT SUPERVISOR:

                  High school degree or G.E.D., and the desire and ability to work with correctional residents.

            (g) Vocational and academic instructors shall have adequate education, experience, and training to write curriculum and conduct classes. CONTRACTOR shall establish minimum requirements for vocational/ academic instructors.

            (h) Additional staffing positions shall be submitted to DEPARTMENT for evaluation and approval.

            (i) Other Staff: CONTRACTOR shall comply with the licensure standards of TCADA for staffing positions related to the Therapeutic Community program.

      3.08  STAFFING PATTERN

            (a) CONTRACTOR shall have qualified and trained paid employees on the facility premises to provide 24 hour supervision, seven
                  (7) days a week and shall have a sufficient number of employees who are awake, fully dressed and present to meet all contractual requirements as well as to ensure facility control, security and resident safety.

            (b) Staffing patterns shall be posted and provided to DEPARTMENT representatives.

            (c) CONTRACTOR shall provide DEPARTMENT with a current list of all employees including position title and whether or not the employee is currently on active parole and/or probation, at the beginning of the contract year, and upon request. CONTRACTOR shall notify DEPARTMENT within seventy-two (72) hours of an employees arrest. CONTRACTOR shall notify DEPARTMENT at least one (1) working day prior to the termination of the Facility Director or other key staff.

            (d) CONTRACTOR shall provide in service training to staff on a quarterly bases such that the training will total at least twenty (20) hours per year to ensure the efficient operation of the facility. In addition, CONTRACTOR shall provide training regarding multiple needs offenders, to include the oversight and monitoring of mentally impaired, mentally retarded, and sex offenders. Prior to the scheduled training, CONTRACTOR shall submit, to the Contract Monitor, the proposed date(s) of training, staff positions to be trained, topics and a synopsis of each, and the duration of the training. In the event scheduled programming for residents will not be available, CONTRACTOR shall submit proposed alternate programming to occur during the training period. The Contract Monitor shall review the proposal and approve or disapprove.

      3.09  RESIDENT RECORDS

            (a) CONTRACTOR shall be responsible for maintaining accurate and complete case records, reports, and statistics necessary for the evaluation of its program and these records shall not be disclosed to the resident or to any person other than authorized DEPARTMENT employees who have a need to access said information.

            (b) Appropriate safeguards shall be established by CONTRACTOR to protect the confidentiality of resident records and minimize the possibility of theft, loss, or destruction, recognizing that any and all records provided to the facility or any facility employee by DEPARTMENT are deemed confidential and privileged information pursuant to Article 42.18 Section 18 of the Texas Code of Criminal Procedure and 42 CFR, Part 2.

            (c) All records shall be locked in a file cabinet accessible only to CONTRACTOR and/or DEPARTMENT representatives.

            (d) Individual case files for each resident shall be maintained on a current basis and for a period of not less than three (3) years after the resident has been discharged.

            (e)   Each resident file shall include the following information:

                  1.    Identification data;

                  2.    Parole Plans;

                  3.    Case History;

                  4.    Appropriate mental and physical information;

                  5.    Intake forms and facility needs assessment;

                  6. Referrals for services to other agencies and follow-up information on referrals;

                  7.    Correspondence regarding the case;

                  8.    Signed release of information form to specific agencies;

                  9. Current employment data and past employment history to include:

                        a.    place of employment;
                        b.    date of employment;
                        c.    job title;
                        d.    rate of pay;
                        e.    record of resident earnings;
                        f.    an on-going record of employment;

                        g.    verification by the CONTRACTOR on a weekly basis;
                        h.    copies of paychecks and check stubs; and
                        i.    records of deductions from earnings for such
                               purposes as taxes, savings, and resident contributions.

            (f) Resident's adjustment and programming activity shall be reviewed and documented weekly. Files and photocopies shall be made available to the DEPARTMENT upon request.

            (g) Monthly file audits shall be conducted by CONTRACTOR'S Program Director.

      3.10  MODIFICATION OF CONTRACT

      None of the requirements set forth herein shall be modified without the written authorization of DEPARTMENT's Parole Division Director or authorized representative. All modifications to this Contract shall be in the form of Amendments signed by DEPARTMENT and CONTRACTOR.

                                  ARTICLE FOUR

                               GENERAL PROVISIONS

      4.01 NUMBER OF RESIDENTS TO BE SERVED

            (a) CONTRACTOR shall make available to the DIVISION during the contract term those services for a daily population not to exceed 230 regular parole and mandatory supervision releasees and 80 TC residents as referred from DEPARTMENT.

      4.02 ORGANIZATIONAL AND NAME CHANGE. CONTRACTOR shall submit written notification to DEPARTMENT of any changes in CONTRACTOR'S name, address, and/or telephone number. CONTRACTOR shall submit to DEPARTMENT a copy of any registration to do business as, "DBA", OR "AKA", also known as, and any legal corporate name change filed with the Secretary of State.

      4.03  EXPENDITURE OF FUNDS

            (a) CONTRACTOR shall develop, implement, and maintain a financial management and control system that includes the development of a budget that adequately reflects all resources necessary to carry out contracted activities and the adequate determination of costs (the "Program Budget") which shall be approved by DEPARTMENT prior to the execution thereof. CONTRACTOR shall expend any and all funds disbursed by DEPARTMENT only in accordance with the approved Program Budget.

            (b) CONTRACTOR shall develop, implement, and maintain a financial management system including accurate, correct, and complete payroll, accounting, and financial reporting records, cost source documentation, effective internal and budgetary controls, determination of reasonableness, allowability, and allocability of costs, and timely and appropriate audits and resolution of any questionable or improper findings.

      4.04 ANNUAL FINANCIAL REPORTS. CONTRACTOR shall have an annual audit performed by an independent certified public accountant and submit the following reports prepared according to generally accepted accounting principles within one hundred twenty (120) days after the end of the CONTRACTOR'S fiscal year. Procurement of audit services shall comply with State procurement procedures. Such audit reports shall contain:

            (a) Consolidate statements of income, retained earnings and source of funds for capital expenditures of CONTRACTOR and its subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified by independent certified public accountants of recognized standing to the effect that said financial statements fairly present, except as specifically stated, the consolidated financial position and results of operations of CONTRACTOR and its subsidiaries as of the end of such year for the year involved, and a statement signed by a senior accounting or financial officer of CONTRACTOR that such officer has no knowledge, except as specifically stated, of the occurrence and continuance of any Event of Default or event which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default, or, if such circumstance does exist, specifying the nature and extent thereof and the actions proposed to cure same.

            (b) A report of internal control structure based solely on an assessment of control risk made as part of the audit of the general purpose or basic financial statements.

            (c) A report on compliance with laws and regulations that may have a material effect on the general purpose or basic financial statements.

            For DEPARTMENT funded programs:

            (a) A report on a supplementary schedule of the CONTRACTOR'S total program revenue, total program expenditures, and other details for each funded program.

            (b) A report on internal controls used in administering DEPARTMENT funds.

            (c) A report on compliance with laws and regulations relating to DEPARTMENT programs.

            (d) A report on general compliance matters relating to DEPARTMENT programs.

            (e) An opinion on compliance with laws, regulations, and DEPARTMENT programs.

            (f) If necessary, a report on fraud, abuse, or an illegal act, or indications of such acts, when discovered (a separate written report is required).

            (g)   A schedule of findings and questioned costs, if applicable.

            (h) Any findings of non-compliance that are not considered material must be reported to the CONTRACTOR'S management, which shall be required to provide that information to DEPARTMENT. CONTRACTOR comments on such findings and recommendations must accompany report.

            (i) Status of known findings and recommendations from previous audits. If previous findings and recommendations have not been rectified, CONTRACTOR comments must accompany report.

            (j) Questionable Expenditures. CONTRACTOR is prohibited from expending any funds received hereunder for illegal purposes. CONTRACTOR is further advised that expenditures for any items listed on the Program Budget may be considered unallowable costs by the Office of the State Auditor.

      4.05  COSTS AND SCHEDULING OF PAYMENTS

            (a) CONTRACTOR shall establish and provide financial services and operations which comply with generally accepted accounting principles in order to insure that the funds of DEPARTMENT are safeguarded and that the financial records accurately reflect the transactions relevant to the implementation of this contract.

            (b) CONTRACTOR shall maintain a separate account of any funds designated for this contract. CONTRACTOR shall submit a written cost allocation plan to DEPARTMENT for its review and approval with regards to costs that are allocated across, to or among any funding sources in addition to DEPARTMENT.

            (c) For each month hereof, CONTRACTOR shall prepare and submit to DEPARTMENT no later than the 5th day of the following month:

                  (For Regular Parole and Mandatory Supervision Residents)
                  1.    Monthly Attendance and Enrollment Report (BM-29); and

                  2.    Cash Payment Report (BM-30).

                              and

                  (For TC Residents)
                  1.    Monthly Invoice (PMS-50 & PMS-50A);

                  2.    Cash Payment Report (PMS-51); and

                  3.    Mileage Reimbursement Form (PMS-47).

            (d) CONTRACTOR shall submit daily activity reports to DEPARTMENT, for regular parole and mandatory supervision residents; and daily and weekly activity reports to DEPARTMENT for TC residents as detailed in Addendum A.

            (e) CONTRACTOR shall participate in an annual Program Evaluation and annual Fiscal Audit of all Community Residential Facilities including the maintenance and availability of accurate and up-to-date program, resident, and financial records for inspection.

            (f) DEPARTMENT agrees to pay CONTRACTOR $29.50 per regular parole and mandatory supervision releasee per day, less amount paid by the resident.

            (g) CONTRACTOR shall not bill DEPARTMENT for the day the residents terminated.

            (h) Payment is to be made monthly by DEPARTMENT to CONTRACTOR after services are rendered and all reports required hereunder have been submitted accurately and completely.

            (i) DEPARTMENT reserves the right to suspend placements, withhold funds or require the return of funds in the case of non-compliance with DEPARTMENT regulations, standards, and policies, including but not limited to recurring acts of non-compliance.

            (j) CONTRACTOR shall bill DEPARTMENT for only one service type per resident for any given date.

            (k) CONTRACTOR shall not bill DEPARTMENT for Peer Support Group or other mutual self-help group treatments.

            (l) Services or expenditures submitted by CONTRACTOR that cannot be verified will be disallowed for reimbursement.

      4.06  INDEMNIFICATION AND INSURANCE

            (a) CONTRACTOR agrees to assume complete responsibility for all real and personal property located at the contract facility used in the operations thereof.

            (b) CONTRACTOR shall indemnify and save DEPARTMENT, the Board of Criminal Justice, the State of Texas, and its officers, agents, servants, and employees harmless from and against:

                  1. any and all claims arising from the provision of the Operation and Management Services, including, but not limited to any and all claims arising from:

                        a. Any act of negligence of CONTRACTOR, or any of its agents, subcontractors, servants, employees, or licensees;

                        b. Any breach or default on the part of CONTRACTOR in the performance of any covenant or agreement to be performed pursuant to the terms hereof;

                        c. Any accident, injury, or damage whatsoever caused to any person;

                              and

                  2. all costs, reasonable attorney's fees, expense, and liabilities incurred in or about any such claim, action or proceeding brought thereon.

            (c) Provided, however, nothing herein is intended to deprive DEPARTMENT or CONTRACTOR of the benefits of any law limiting exposure to liability and/or setting a ceiling on damages, or any laws establishing defenses for them. By entering into this contract, DEPARTMENT does not waive its right of sovereign immunity, nor does CONTRACTOR waive any immunity which may extend to it by operation of law.

            (d) In case any action or proceeding is brought against DEPARTMENT or the State by reason of any such claim, CONTRACTOR, upon notice from DEPARTMENT or the State, shall defend against such action by counsel satisfactory to DEPARTMENT, unless such action or proceeding is defended against by counsel for any carrier of liability insurance provided for herein. The aforementioned indemnification shall not be affected by a claim that negligence of DEPARTMENT or its respective agents, CONTRACTORS, employees, or licensees contributed in part to the loss or damage indemnified against. DEPARTMENT shall have the right to utilize separate counsel to participate in the investigation and defense thereof, but the fees and expenses of such counsel shall be paid by DEPARTMENT unless the employment of such counsel has been previously authorized in writing by CONTRACTOR.

            (e) Neither DEPARTMENT nor CONTRACTOR shall waive, release, or otherwise forfeit any possible defense DEPARTMENT or CONTRACTOR may have regarding claims arising from or made in connection with the operation of a Community Residential Facility in Texas by CONTRACTOR without the consent of the other party to this AGREEMENT. DEPARTMENT and CONTRACTOR shall preserve all such available defenses and cooperate with each other to make such defenses available for each other's benefit to the maximum extent allowed by law. This provision shall include any defenses DEPARTMENT may have regarding litigation, losses, and costs resulting from claims or litigation pending at the time this AGREEMENT becomes effective or arising thereafter from occurrences prior to the effective date of this AGREEMENT.

            (f) CONTRACTOR shall continuously maintain such accident, general liability, worker's compensation, and automobile insurance, as required by law, to include protecting CONTRACTOR, its officers, employees, and agents from any and all liability caused by or arising out of any aspect of the operation of the facility and the furnishing of services to DEPARTMENT, including the payment of damages and attorney's fees.

            (g) CONTRACTOR shall provide proof of insurance coverage to DEPARTMENT upon request at the beginning of each fiscal year.

      4.07  NON-DISCRIMINATION

            (a) In the performance of this Contract, CONTRACTOR warrants that it shall not discriminate against any employee, subcontractor or resident on account of race, color, handicap, religion, sex, national origin or resident age. In addition, CONTRACTOR shall not discriminate against employees, subcontractors, or residents who have or are perceived to have a handicap because of AIDS or HIV infection, antibodies to HIV, or infection with any other probable causative agent of AIDS. CONTRACTOR shall post notices setting forth the provisions of this non-discrimination clause in conspicuous places, available to employees and applicants for employment.

            (b) CONTRACTOR shall, in all solicitations or advertisements for employees and purchase of service contracts placed by or on behalf of CONTRACTOR, state that such CONTRACTOR is an equal opportunity employer; provided, however, that notices, advertisements, and solicitations placed in accordance with federal law, rule, or regulation shall be deemed sufficient for the purpose of meeting the requirements hereof.

            (c) CONTRACTOR shall include the provisions of the foregoing paragraphs in every subcontract so that such provisions shall be binding upon each subcontractor or vendor.

            (d) CONTRACTOR shall send to each labor union representative or workers with which it has a collective bargaining agreement or other contract or understanding, a notice advising the said labor union or worker's representatives, of CONTRACTOR'S commitments under this section and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

      4.08  MINORITY AND SMALL BUSINESS

      In all subcontracts CONTRACTOR shall be encouraged to utilize minority and women suppliers and services and small businesses and to purchase materials and supplies of United States origin for use in the performance of this contract.

                                  ARTICLE FIVE

                               SPECIAL PROVISIONS

      5.01  CONTRACT TERMINATION

            (a) This contract is terminable by either party and termination for cause may include but is not exclusively limited to:

                  1. non-compliance with DEPARTMENT'S standards, policies, CONTRACTOR'S approved program, policies and procedures, and approved performance outcome or violation of CONTRACTOR'S warranty of no discrimination; or

                  2. if there is insurmountable local opposition to the reintegration program which make it difficult to operate effectively in the community; or

                  3. unavailability of appropriated funds or other like reasons covered in Article Six, Non-Appropriation; or

                  4. a material failure to keep, observe, perform, meet or comply with any covenant, agreement, term, or provision of this AGREEMENT to be kept, observed, met, performed, or complied with by CONTRACTOR hereunder, which such failure continues for a period of thirty (30) days after CONTRACTOR has received a written notice of deficiency from the DEPARTMENT; or

                  5. the discovery by DEPARTMENT that any statement, representation or warranty in this AGREEMENT is false, misleading, or erroneous in any material respect.

            (b) CONTRACTOR shall provide written notification to DEPARTMENT of the following:

                  1.    its inability to pay its debts;

                  2.    any general assignment for the benefit of creditors;

                  3. any decree or order appointing a receiver or trustee for it or substantially all of its property;

                  4. any proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors to be instituted by or against it; and or

                  5. any judgment, writ of attachment or execution, or any similar process to be issued or levied against a substantial part of its property.

                  Failure to make this notification shall be grounds for
            termination of this contract.

            (c) This Agreement shall remain in full force and effect until cancellation by either party giving the other party written notice of cancellation, such notice shall effectively cancel this contract 30 days after receipt thereof. Any such notice of cancellation shall be in writing and sent by certified mail (return receipt required) to the signatories to this contract.

            (d) No payment shall be made by DEPARTMENT for expenses incurred or services rendered by CONTRACTOR after receipt of notice except those expenses incurred prior to the date of termination that are necessary to curtailment of work under this contract.

            (e) Upon termination of the Agreement by DEPARTMENT for breach or default, DEPARTMENT may procure, upon such terms as appropriate, work similar to the work so terminated, and CONTRACTOR shall be liable to DEPARTMENT for any excess costs for such similar work; provided that CONTRACTOR shall continue the performance of this contract to the extent not terminated under this clause.

            (f) Except with respect to defaults of subcontractors, CONTRACTOR shall not be liable for any excess costs if the failure to perform the contract arises out of causes beyond the control and without the fault or negligence of CONTRACTOR.

            (g) If the failure to perform is caused by the default of a subcontractor and arises out of causes beyond the control of both CONTRACTOR and subcontractors, and without the fault or negligence of either of them, CONTRACTOR shall not be liable for any excess costs for failure to perform. CONTRACTOR shall be given the opportunity to correct deficiencies in accordance with the provisions set forth in Article Three Section 3.03.

      5.02  REMEDY OF DEPARTMENT

      Upon the occurrence of an Event of Default by CONTRACTOR of the type specified in Section 5.01, DEPARTMENT shall have the right to pursue any remedy it may have or in equity, including but not limited to, (a) reducing its claim to a judgment, (b) taking action to cure the Event of Default, in which case DEPARTMENT may offset against any payments owed to CONTRACTOR all reasonable costs incurred by DEPARTMENT in connection with its efforts to cure such Event of Default, and (c) termination of this AGREEMENT and the offsetting against any Payments owed to CONTRACTOR by DEPARTMENT of any reasonable amounts expended by DEPARTMENT to cure the Event of Default.

      Upon Default by CONTRACTOR, and if an Event of Default continues following the 30th day after CONTRACTOR has received written notice of default from DEPARTMENT, and such thirty (30) day period has not been extended by DEPARTMENT and DEPARTMENT has convened the meeting with CONTRACTOR, DEPARTMENT shall give ten (10) business days' written notice of its intention to deduct sums from the funds payable to CONTRACTOR. Written notice shall be given by certified mail as provided herein. Notice shall include statements as to what Events remain uncured and what specific actions are required to cure. If the additional ten
(10) business day period has expired and the Event(s) of Default have not been cured, then for each calendar day after the expiration of the ten (10) business days, a sum of $310.00 (one (1) dollar per day per bed) may be deducted from funds payable to CONTRACTOR under this AGREEMENT as penalties until such Event(s) of Default are cured. The amount of per day penalty shall be determined by DEPARTMENT and shall bear a demonstrated and reasonable relationship to the harm done by the default.

      CONTRACTOR shall have the right to appeal to the Executive Director of the Texas Department of Criminal Justice the deduction of funds pursuant to this subsection. Upon the filing of the appeal, any and all accrual of penalties shall be tolled and shall be reinstituted only upon the Executive Director's final denial of the appeal.

      Upon the curing of the Event(s) of Default, CONTRACTOR shall be paid the funds deducted, up to and including the amounts deducted for the first sixty
(60) days of withholding.

      5.03 REMEDY OF CONTRACTOR. Upon an Event of Default by DEPARTMENT for matters other than disputes concerning payments due hereunder, CONTRACTOR'S sole remedy shall be to terminate this AGREEMENT. Upon such termination, CONTRACTOR shall be entitled to receive from

DEPARTMENT payment for all services furnished under this AGREEMENT up to and including the date of termination.

      5.04  NON-ASSIGNMENT OF RIGHTS AND DUTIES

      CONTRACTOR shall not sell, assign, transfer, convey, or encumber, in whole or in part, this Agreement or any right, interest, duty, or obligation of performance herein or hereunder or suffer or permit any such assignment, transfer, or encumbrance to occur by operation of law without the prior written consent of the DEPARTMENT. Such approval shall not be unreasonably withheld. In the event of any sale, transfer, or assignment consented to by the DEPARTMENT, the transferee or its legal representative shall agree in writing with DEPARTMENT to assume, perform, and be bound by the covenants, obligation, and agreements contained herein.

      5.05  APPROVAL OF SUBCONTRACTORS

      All subcontractors of CONTRACTOR are subject to the approval by DEPARTMENT, which approval shall not be unreasonably withheld.

      5.06 COMPLIANCE WITH APPLICABLE RULES, REGULATIONS, POLICIES, PROCEDURES AND LAWS

      CONTRACTOR shall provide community residential services to DEPARTMENT which are in compliance with all applicable local, state, and federal laws, rules and regulations now in effect or that become effective during the term of this contract including but not limited to, Civil Rights Act of 1964; Section 504 of the Rehabilitation Act of 1973; the Age of Discrimination in Employment Act; the Immigration Reform and Control Act of 1986; Code of Federal Regulations, Title 42, Part 2 (regarding information about drug and alcohol abuse clients); Environmental Protection Agency (EPA) Rules and Regulations, Texas Government Code of Criminal Procedure; Texas Health and Safety Code, Chapters 85, 595, 611; Texas Administrative Code, Title 25, Chapter 403, Subchapter K (regarding client identifying information); the Americans with Disabilities Act of 1990; the Civil Rights Act of 1991; Occupational Safety and Health Act (OSHA) of 1970 Section 231.006, Texas Family Code; and any and all rules, policies, and procedures established from time to time by DEPARTMENT and/or the Texas Board of Criminal Justice regarding the operations of Community Residential Facilities.

      5.07  PERFORMANCE OUTCOME MEASURES

      CONTRACTOR shall comply with performance outcome measures and the measurement of such. CONTRACTOR shall report process measures by the 15th of the month following the end of each quarter. CONTRACTOR shall report final process measures and outcome measures by the 45th day after the end of each fiscal year of the contract period. CONTRACTOR shall utilize the following Performance Outcome Measures:

            A.    GOAL 1.

                  To assist each releasee to establish stable and adequate employment, or income maintenance, where appropriate, that will provide the means for independent living and lessen the likelihood that the releasee will return to the institutional division.

                  (1) STRATEGY: Provide initial assessment and develop a written individual assessment based on identified needs.

                        MEASURES:

                        100% of clients have a written individual treatment plan assessment identifying objectives to be accomplished (completed in accordance with TCADA licensure standards for TC clients, completed within 3 working days for HWH residents).

                        95% of residents with special needs will be screened for eligibility for SSI or SSDI.

                        100% of written individual assessments will be reviewed and approved in writing by the appropriate facility staff member and resident.

                  (2) STRATEGY: Provide employment services, including job search assistance, job development, and other support services.

                        MEASURES:

                        75% of vendor developed job placement slots will be filled by residents.

                        95% of all residents who are unemployed, part-time employed or under employed will be referred to the area TEC-Project RIO site.

                        65% of residents will obtain full time employment (30 hours/week or more) at minimum wage.

                        20% of residents will obtain part time employment (less than 30 hours/week).

                        95% of residents required to pay, will pay 25 percent of their gross salary toward upkeep of the halfway house.

                  (3) STRATEGY: Provide personal/social adjustment group services.

                        MEASURES:

                        95% of residents will attend personal/social adjustment group classes.

                        90% of residents attending classes will successfully complete the classes.

                        95% of residents mandated by the Board of Pardons and Paroles to participate in Adult Basic Education [ABE or General Equivalency Diploma (GED)] are referred to local education providers or the facility program.

                        90% of residents referred to ABE and/or GED courses will be enrolled in GED classes.

      B.    GOAL 2.

            To reduce anti-social behavior to ensure releasees become productive contributing members of society.

            (1) STRATEGY: Provide substance abuse education, group, individual and family counseling.

                  MEASURES: 95% of all residents with identified drug and/or alcohol problems will attend substance abuse education and treatment programs.

                  90% of all residents enrolled in substance abuse education treatment classes will complete.

                  75% of all residents tested will test negative for drug use after completion of drug education classes or during particular substance abuse treatment program.

                  85% of all clients required to attend group and/or individual counseling will successfully complete their individual treatment goals.

      C. CONTRACTOR shall provide information, to DEPARTMENT on a quarterly basis, regarding the effectiveness or efficiency of services or service delivery.

      D. DEPARTMENT shall review the quarterly information, to verify the accuracy of the data.

                                   ARTICLE SIX

                                NON-APPROPRIATION

      6.01  THIS ARTICLE PARAMOUNT

      Not withstanding any other provision of this Agreement, the provisions of this Article prevail over any other provisions hereof.

      6.02  PAYMENTS CONTINGENT UPON APPROPRIATION

      The payment or expenditure of any money under any provision of this contract by DEPARTMENT or the State is contingent upon the availability of funds appropriated by the Texas Legislature to DEPARTMENT in sufficient amounts needed to make such payments or to pay such amounts to cover the provisions of this contract. Should the Legislature not appropriate sufficient funding, this shall not constitute a default of this agreement by DEPARTMENT.

                                  ARTICLE SEVEN

                                    EMPLOYEES

      7.01  INDEPENDENT CONTRACTOR

      CONTRACTOR is associated with DEPARTMENT only for the purposes and to the extent set forth in this AGREEMENT, and in respect of the performance of the Operation and Management Services pursuant to this AGREEMENT, CONTRACTOR is and shall be an independent CONTRACTOR and subject to the terms of this AGREEMENT, shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties under this AGREEMENT. Nothing contained in this AGREEMENT shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for DEPARTMENT whatsoever with respect to the indebtedness, liabilities, and obligations of CONTRACTOR or any other party. CONTRACTOR shall be solely responsible for (and DEPARTMENT shall have no obligation with respect to) payment of all Federal income, F.I.C.A., and other taxes owed or claimed to be owed by CONTRACTOR, arising out of CONTRACTOR'S association with DEPARTMENT pursuant to this AGREEMENT, and CONTRACTOR shall indemnify and hold DEPARTMENT harmless from and against, and shall defend DEPARTMENT against any and all losses, damages, claims, costs, penalties, liabilities, and expenses howsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.

      7.02  SUBCONTRACTORS

      No contractual relationship shall exist between DEPARTMENT and any subcontractor and DEPARTMENT shall accept no responsibility whatsoever for the conduct, actions, or commissions of any subcontractor selected by CONTRACTOR. CONTRACTOR shall be responsible for the management of the subcontractors in the performance of their work.

                                  ARTICLE EIGHT

                            MISCELLANEOUS PROVISIONS

      8.01  INCONSISTENCIES

      Where there exists any inconsistency between this contract and other provisions of collateral contractual agreements which are made a part of this contract by reference or otherwise, the provisions of this contract shall control.

      8.02  SEVERABILITY

      Each paragraph and provision of this contract is severable from the entire contract and if any provision is declared invalid, the remaining provisions shall nevertheless remain in effect.

      8.03  REIMBURSEMENT OF FUNDS

      CONTRACTOR shall be liable to DEPARTMENT for full repayment of funds in the event of their use for any purpose other than stated in the award.

      8.04  ESTABLISHMENT OF CONTROLS

            (a)   CONTRACTOR agrees to establish controls which ensure:

                  1. The expenditure charged to program activities are allowable.

                  2. That documentation is readily available to verify that such charges are accurate, said documentation to be maintained for a period of three years after final payment under this contract or any extension thereof.

            (b) CONTRACTOR agrees that no funds shall be expended for payment of any consultant fee or honorarium to any employee of DEPARTMENT.

      8.05  BINDING NATURE

      This AGREEMENT shall not be binding upon the parties until it is approved and executed by both parties. This AGREEMENT after properly approved and executed by the parties, shall inure to the benefit of DEPARTMENT and CONTRACTOR and shall be binding upon DEPARTMENT and CONTRACTOR and their respective successors and assigns, subject to the limitations set forth in Section 8.06 and elsewhere in this AGREEMENT.

      8.06  PROHIBITION AGAINST ASSIGNMENT

      It is hereby agreed by the parties that there shall be no assignment or transfer of this AGREEMENT without the prior written approval of DEPARTMENT.

      8.07  JURISDICTION

      Any and all suits for any and every breach of this AGREEMENT shall be instituted and maintained in any court of competent jurisdiction in the County of Travis, State of Texas.

      8.08  LAW OF TEXAS

      The AGREEMENT shall be governed by and construed in accordance with the laws of the State of Texas.

      8.09  NOTICES

      All notices called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or 48 hours after mailed to the Authorized Representative of each party by certified mail, return receipt requested, postage prepaid, addressed as set forth below:

DIVISION:                     Melinda Hoyle Bozarth
                              Division Director
                              Texas Department of Criminal Justice
                              Parole Division
                              P.O. Box 13401, Capitol Station
                              Austin, TX 78711

with a copy to:               Marsha McLane, Director
                              Specialized Supervision
                              Texas Department of Criminal Justice
                              Parole Division
                              P.O. Box 13401, Capitol Station
                              Austin, TX 78711

CONTRACTOR:                   Joe B. Knauth, Director
                              The Texas House
                              10950 Beaumont (Hwy. 90)
                              Houston, TX 77078

      8.10  ENTIRE AGREEMENT

      This AGREEMENT incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, agreements, and understandings have been merged into this written AGREEMENT. No other prior agreement or understandings, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this AGREEMENT.

      8.11  AMENDMENT

      No changes to this AGREEMENT shall be made except upon written agreement of both parties.

      8.12  CONFIDENTIALITY

      Any confidential information provided to or developed by CONTRACTOR in the performance of this AGREEMENT shall be kept confidential, unless otherwise provided by law, and shall not be made available to any individual or organization by CONTRACTOR or DEPARTMENT without prior approval of the other party.

                                 Page 39 of 40
      8.13  HEADINGS

      The headings used herein are for convenience of reference only and shall not constitute a part hereof or effect the construction or interpretation of this AGREEMENT.

      8.14  WAIVER

      No failure on the part of any party to exercise, and no delay in exercising, and no course of dealing with respect to any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or in the exercise of any other right. The remedies provided in the AGREEMENT are cumulative and non-exclusive of any remedies provided by law or in equity, except as expressly set forth herein.

      8.15  COUNTERPARTS

      This AGREEMENT may be executed in any number of and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be duly executed by their respective duly authorized Representatives on the 31st day of January, 1996.

TEXAS HOUSE                                TEXAS DEPARTMENT OF CRIMINAL JUSTICE

BY: /s/ JOE B. KNAUTH                      BY: /s/ WILLIAM MCCRAY
        Joe B. Knauth                              William McCray
 TITLE: Director                            TITLE: Deputy Director

                                  Page 40 of 40